Exhibit 10.2

SWIFT ENERGY COMPANY

CHANGE OF CONTROL SEVERANCE PLAN

November 4, 2008

INTRODUCTION

The Board of Directors of Swift Energy Company (the “Company”) recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board recognizes that the oil and gas industry is currently facing shortages qualified personnel making it difficult to attract and retain highly qualified employees unless a certain degree of security can be offered to such individuals against organizational and personnel changes which could result from a Change of Control (as defined below) of the Company.

The Board recognizes that its employees and employees of Subsidiaries that become Employers (as defined below) will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change of Control of the Company and believes that it is in the best interest of the Company and its shareholders for such employees to be in a position, free from personal financial and employment considerations, to assess objectively and pursue aggressively the interests of the Company and its shareholders in making these evaluations and carrying on such negotiation.

In addition, the Board believes that it is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or due to a Change of Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Subsidiaries that have adopted this Plan of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

In order to fulfill the above purposes, the Board hereby adopts the Swift Energy Company Change of Control Severance Plan (the “Plan”) as of the Effective Date.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Swift Energy Company Change of Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

2.1 Affiliate. Any entity which controls, is controlled by, or is under common control with the Company.

2.2 Base Salary.  The annual base salary which was paid to each Employee immediately prior to the announcement of a Change of Control.

2.3 Board. The Board of Directors of Swift Energy Company.

2.4 Bonus. The highest annual cash bonus that the Participant was paid in the 36 months immediately preceding the Change of Control.

2.5 Cause. For purposes of this Plan only, the Employer shall have “Cause,” to terminate a Participant for the Participant’s (i) failure to substantially perform his or her duties with the Employer (other than a failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) conviction (or plea of nolo contendere) for any felony or any other crime which involves moral turpitude; (iii) gross negligence or willful misconduct in the performance of the Participant’s duties, or (iv) breach or violation of any material policy of the Employer or its affiliate; provided, however, that determination of whether one or more of the elements of “Cause” has been met under this Plan shall be in the reasonable discretion of the Employer, and, provided further, that with respect to Participants who are parties to employment agreements with an Employer, the foregoing definition shall not apply and as to such Participants “Cause” shall have the meaning set forth in any such employment agreement to which they are parties.

2.6 Change of Control. A Change of Control shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other than a transaction with another person controlled by the Company or its officers or directors, or a benefit plan or trust established by the Company for its employees:

(a) Any person including a group as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), becomes the beneficial owner or shares of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

(b) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

(c) The shareholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

(d) A tender offer or exchange offer is made for shares of the Company’s common stock (other than one made by the Company), and shares of common stock are acquired thereunder.

Notwithstanding the foregoing provisions of this Section 2.6, if a Participant’s employment with the Employer is terminated by the Employer other than for “Cause” prior to the date on which a Change of Control occurs but after such Change of Control is announced, and in any case, within two years of the occurrence of such Change of Control, then for all purposes hereof, such termination shall be deemed to have occurred due to a Change of Control.

Notwithstanding the foregoing provisions of this Section 2.6, in the event a benefit provided upon the occurrence of a Change of Control is subject to Section 409A of the Code, then to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change of Control” for purposes of such benefit shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.7 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.8 Company. Swift Energy Company and any successor to Swift Energy Company.

2.9 Confidential Information. The unique and proprietary business and technical information, including but not limited to inventions, trade secrets, patents, proprietary and confidential data (including engineering, geophysical, geological and computer program data) and Employee’s knowledge of the Company, its Affiliates, Subsidiaries, joint venture partners, industry partners, customers and contractors, including any proprietary, confidential or non-public information about the Company, its business, projections or business plans which is conceived or obtained by Employee in the course of his or her employment. Notwithstanding anything else contained in the Plan, the term “Confidential Information” shall not be deemed to include any general knowledge, skills or experience acquired by Employee or any knowledge or information known to the public in general.

2.10 Continuing Director. The term “Continuing Director” means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the directors described in the first clause of this definition, unless any such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

2.11 Date of Termination. The date on which a Participant ceases to be an Employee of an Employer as a result of a Separation from Service as determined in accordance with the provisions of Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

2.12 Disability. A Participant shall be disabled for purposes of this Plan if the Participant meets the criteria for permanent disability (as total disability, permanent disability, or the same or similar concepts) under the Company’s long-term disability plan in effect from time to time, or if the Company has no long-term disability plan in effect at the time of Employee’s disability event, total and/or permanent disability shall have the meaning provided in Section 22(e)(3) of the Code.

2.13 Effective Date. November 4, 2008.

2.14 Employee.  Any employee of an Employer, regardless of position, who is normally scheduled to work 30 or more hours per week for such Employer and who has been employed by an Employer for at least six months at the Date of Termination as a result of a Separation from Service without Cause or for Good Reason; provided, however, that the term “Employee” will apply to persons who have been employed by an Employer for less than six months if a majority of the Continuing Directors determines that such person should be designated as an Employee.

2.15 Employee Participant. Any Employee of an Employer, other than a Managerial Participant or Officer, who is designated as an Employee Participant pursuant to Section 3.1 below.

2.16 Employer. The Company and any Subsidiary that participates in the Plan pursuant to Article V hereof.

2.17 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18 Good Reason. Good Reason means, with respect to any Participant, the occurrence, without such Participant’s written consent, of any one of the following after the announcement of a Change of Control but within two years after a Change of Control transaction, or otherwise in connection with a Change of Control transaction:

(a) any reduction in the Participant’s annual Base Salary, as in effect during the 120-day period immediately preceding the Change of Control (or as such amount may be increased from time to time);

(b) the Employer requiring the Participant (without the consent of the Participant) to be based at any place outside a 50 mile radius of his or her prior place of employment immediately prior to a Change of Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change of Control, or, in the event the Participant consents to any relocation beyond such 50-mile radius, the failure of the Employer to pay (or reimburse the Participant) for reasonable moving expenses incurred by him or her relating to a change of his or her principal residence in connection with such relocation (other than costs incurred in the sale of his or her residence);

(c) a substantial reduction in the Participant’s position or responsibilities as in effect immediately prior to the Change of Control;

(d) any material breach by the Employer of any provision of this Plan;

(e) the Company or its successor makes an assignment for the benefit of the creditors of the Company or one or more of its Subsidiaries or files a voluntary petition under the Federal Bankruptcy Code or state solvency law on behalf of the Company or any successor following a Change of Control; or

(f) any failure of any successor of the Company to assume, or agree to perform, this Plan as contemplated in Article VI, or otherwise.

2.19 Managerial Participant.  Any Employee who has sufficient responsibilities and/or a sufficiently critical role to be designated as a Managerial Participant, such determination and designation to be made by executive management on an annual basis in writing, as supplemented from time to time.

2.20 Notice of Termination. A notice which indicates the reasons relied upon as the basis for any termination of employment and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment; no purported termination of employment shall be effective without such Notice of Termination.

2.21 Officer.  Any Employee identified as an officer for purposes of this Plan by the Board, provided the Board is comprised of a majority of Continuing Directors at the time of such identification of officers.

2.22 Participant. An Employee who is designated as a participant pursuant to Section 3.1.

2.23 Plan. The Swift Energy Company Change of Control Severance Plan.

2.24 Separation Benefits. The benefits described in Article IV that are provided to qualifying Participants under the Plan.

2.25 Separation from Service. A Participant separates from service with the Employer if the Participant dies, retires or otherwise has a termination of employment with the Employer.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Employer if the Participant has been providing services for less than 36 months).  A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract.  If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

2.26 Subsidiary. Any entity of which the Company owns, directly or indirectly, all of such entity’s outstanding shares of capital stock or other voting securities.

2.27 Year of Service. A Year of Service shall be credited to a Participant for each full 12 months of employment with the Company or any Affiliate, Subsidiary or predecessor to the Company. A month of service shall be credited for each full month of employment with such entities. Service shall also be credited for purposes of the Plan to the extent required by any agreement between the Company and an entity acquired by or merged with or into the Company or any Affiliate or Subsidiary of the Company.

ARTICLE III

ELIGIBILITY

3.1 Participants.

(a) This Plan applies to three classifications of Participants:  Employee Participants, Officer Participants and Managerial Participants.  Each Employee shall be a Participant in the Plan if either (x) he or she was an Employee on the date of a Change of Control, or (y) after the announcement of a Change of Control, the Employee terminated his or her employment for Good Reason before the actual Change of Control; provided, however, that no “leased employee” shall be a Participant For the purpose of determining who is a Participant, an Employee who is on a leave of absence approved by the Employer in writing or authorized by applicable state or federal law on the date of a Change of Control, shall be a Participant in the Plan.

Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified or treated by the Employer as an independent contractor or other non-common law employee shall be eligible to receive benefits under the Plan. It is expressly intended that individuals not treated as common law employees by the Employer are to be excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees.

(b) If a Participant’s employment is transferred from an Employer to a Subsidiary or Affiliate of the Company that is not an Employer under the Plan, the provisions of the Plan will continue to apply to such Participant while employed by such Subsidiary or Affiliate.

3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he or she ceases to be an Employee of any Employer under the Plan, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his or her employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan.

(a) A Participant shall be entitled to Separation Benefits as set forth in Sections 4.2, 4.3 or 4.4, as applicable, if (i) at any time following the announcement of a Change of Control transaction, or (ii) after the occurrence of a Change of Control transaction, or (iii) otherwise in connection with a Change of Control transaction, BUT, in all cases, prior to the second anniversary of the Change of Control, the Participant’s employment is terminated as a result of a Separation from Service (as determined in accordance with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder) (i) by the Participant’s Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason within 120 days after the Participant has knowledge of the occurrence of Good Reason; provided, however that any purported termination of employment, either by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

(b) The benefits provided in this Article IV shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him or her, than the coverage provided the Participant under the plans providing such benefits at the time Notice of Termination is given. The Employer’s obligation hereunder to provide a benefit shall terminate if the Participant obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. In the event that the Participant’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Employer shall provide benefits to the Participant, or ensure that such benefits are provided to the Participant, that are substantially similar to those which the Participant was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth below, the Participant shall have the option to have assigned to him or her at no cost to the Participant and with no apportionment of prepaid premiums, any assignable insurance owned by the Employer and relating specifically to the Participant, and the Participant shall be entitled to all health and similar benefits that are or would have been made available to the Participant under law.

(c) Notwithstanding any other provision of the Plan, the occurrence with respect to a Subsidiary of any of the events described in the definition of Change of Control set forth above or other sale, divestiture or other disposition of a Subsidiary shall not be deemed to be a termination of employment of Employees employed by such Subsidiary, and such Employees shall not be entitled to benefits from any Employer under this Plan as a result of such events, or as a result of any subsequent termination of employment.

4.2 Separation Benefits – Employee Participants.

(a) If the Participant is an Employee Participant whose employment is terminated in circumstances entitling such Employee Participant to Separation Benefits pursuant to Section 4.1(a), the Employer shall provide to such Employee Participant cash payments as set forth in subsection 4.2(b) below, and shall provide to the Employee Participant continued benefits as set forth in subsection 4.2(c) below. For purposes of determining the benefits set forth in subsections 4.2 (b) and 4.2 (c), if the termination of the Employee Participant’s employment is for Good Reason based upon a reduction of the Employee Participant’s annual Base Salary, as described in Section 2.18, a material reduction in the Employee Participant’s annual incentive compensation plan as provided in Section 2.18, or the failure to provide comparable employee benefits as provided in Section 2.18, such reduction shall be ignored.

(b) The cash payments referred to in Section 4.2(a) shall be the following amounts:

(i) Six months of then current Base Salary; plus

(ii) 50% of the Employee Participant’s Bonus; plus

(iii) A “tenure payment” equal to two percent of Base Salary for each Year of Service, through the Date of Termination;

provided that the sum of the amounts paid to an Employee Participant, as set forth in subsections 4.2(b)(i), (ii), and (iii), may not exceed an amount equal to the total of one year of Base Salary plus Bonus.

(c) Benefits referred to in Section 4.2(a):

(i) The Company will provide the same medical and dental insurance coverage in existence as of the date of the announcement of the Change of Control for a period of six months following the Termination Date; and

(ii) With respect to the Employee Participant’s 401(k) plan, the Company will match the Employee Participant’s contribution for that portion of the Change of Control year represented by the number of months prior to the Change of Control.  The percentage of the Participant Employee’s contribution which is matched by the Company will be equal to the percentage of the Employee Participant’s contribution matched by the Company in the prior year. Such matching contribution shall be contributed to the 401(k) plan on behalf of the Participant unless such contribution would cause the plan to lose its tax qualification, in which event the matching contribution shall be paid directly to the Participant.

4.3 Separation Benefits - Managerial Participant.

(a) If the Participant is a Managerial Participant whose employment is terminated in circumstances entitling such Managerial Participant to Separation Benefits pursuant to Section 4.1(a), the Company shall provide to such Managerial Participant cash payments as set forth in subsection 4.3(b) below, and shall provide to the Managerial Participant continued benefits as set forth in subsection 4.3(c) below. For purposes of determining the benefits set forth in subsections 4.3(b) and 4.3(c), if the termination of the Managerial Participant’s employment is for Good Reason based upon a reduction of the Managerial Participant’s annual Base Salary, as described in Section 2.18, a material reduction in the Managerial Participant’s annual incentive compensation plan as provided in Section 2.18, or the failure to provide comparable employee benefits as provided in Section 2.18, such reduction shall be ignored.

(b) The cash payments referred to in Section 4.3(a) shall be the following amounts:

(i) One year of then current Base Salary; plus

(ii) Bonus; plus

(iii) A “tenure payment” equal to four percent of Base Salary for each Year of Service, through the Date of Termination;

provided that the sum of the amounts paid to a Managerial Participant, as set forth in subsections 4.3(b)(i), (ii), and (iii), may not exceed an amount equal to the total of two years of Base Salary plus Bonus.

(c) Benefits referred to in Section 4.3(a):

(i) The Company will provide the same medical and dental insurance coverage in existence as of the date of the announcement of the Change of Control for a period of six months following the Termination Date;

(ii) With respect to the Managerial Participant’s 401(k) plan, the Company will match the Managerial Participant’s contribution for that portion of the Change of Control year represented by the number of months prior to the Change of Control.  The percentage of the Participant Manager’s contribution which is matched by the Company will be equal to the percentage of the Managerial Participant’s contribution matched by the Company in the prior year.  Such matching contribution shall be contributed to the 401(k) plan on behalf of the Participant unless such contribution would cause the plan to lose its tax qualification, in which event the matching contribution shall be paid directly to the Participant; and

(iii) Fees to a third party for outplacement services in an amount not to exceed $4,000.

4.4 Separation Benefits - Officer Participants.

(a) If the Participant is an Officer Participant whose employment is terminated in circumstances entitling such Officer Participant to Separation Benefits pursuant to Section 4.1(a), the Company shall provide to such Officer Participant cash payments as set forth in subsection 4.4(b) below, and shall provide to the Officer Participant continued benefits as set forth in subsection 4.4(c) below. For purposes of determining the benefits set forth in subsections 4.4(b) and 4.4(c), if the termination of the Officer Participant’s employment is for Good Reason based upon a reduction of the Officer Participant’s annual Base Salary, as described in Section 2.18, a material reduction in the Officer Participant’s annual incentive compensation plan as provided in Section 2.18, or the failure to provide comparable employee benefits as provided in Section 2.18, such reduction shall be ignored.

(b) The cash payments referred to in Section 4.4(a) shall be the following amounts:

(i) Two times then current Base Salary; plus

(ii) Two times the Officer Participant’s Bonus.

(c) Benefits referred to in Section 4.4(a):

(i) The Company will provide the same medical and dental insurance coverage in existence as of the date of the announcement of the Change of Control for a period of one year following the Termination Date;

(ii) With respect to the Officer Participant’s 401(k) plan, the Company will match the Officer Participant’s contribution for that portion of the Change of Control year represented by the number of months prior to the Change of Control.  The percentage of the Participant Officer’s contribution which is matched by the Company will be equal to the percentage of the Officer Participant’s contribution matched by the Company in the prior year.  Such matching contribution shall be contributed to the 401(k) plan on behalf of the Participant unless such contribution would cause the plan to lose its tax qualification, in which event the matching contribution shall be paid directly to the Participant; and

(iii) Fees to a third party for outplacement services in an amount not to exceed $4,000.

4.5 Other Benefits Payable. To the extent not theretofore paid or provided, the Company or Employer, as applicable, shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer, provided, however, that if a Participant is entitled to Separation Benefits under this Plan and is also entitled to separation benefits under any other severance pay plan or policy of the Employer, or any other agreement, including an employment agreement, the plan, policy or agreement that provides the greatest amount of benefits will be applicable to the Participant.

4.6 Certain Additional Payments by the Company.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4.6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 4.6(c), all determinations required to be made under this Section 4.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by the Company to the Participant within 30 days  of the date the Gross-Up Payment is determined, unless the Participant is a “specified employee” as defined in Code Section 409A, in which event the Gross-Up Payment shall be made on the first business day that is at least six months after the Participant’s Separation from Service, if later.  In any event, the Gross-Up Payment shall be made no later than the end of the Participant’s taxable year next following the taxable year in which the related Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.6(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Participant within 30 days after the Accounting Firm’s determination of the amount of the Underpayment or such later time as may be required to comply with Section 409A of the Code, but in no event no later than the end of the Participant’s taxable year next following the taxable year in which the related Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) Without limiting the foregoing provisions of this Section 4.6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.6(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.6(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) All payments to Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

4.7 Mitigation or Set-off of Amounts Payable Hereunder. The Participant shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, and except as otherwise provided in Section 4.1(b), nor shall the amount of any payment provided for in this Article IV be reduced by any compensation earned by the Participant as the result of employment by another employer after a Change of Control. The Employer’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Participant.

4.8 Time and Form of Payment. In order to comply with Section 409A of the Code, the amounts described in Sections 4.2(b), 4.3(b) and 4.4(b) shall be paid in a lump sum in cash no later than the 30th day following the Date of Termination.  If the Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, such amounts shall instead be paid on the first business day that is at least six months after the Date of Termination.

Any taxable welfare benefits provided pursuant to this Article IV that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code.  The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable severance period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B).  To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  No Applicable Benefit may be liquidated or exchanged for another benefit.  If the Participant is a “specified employee” as defined in Code Section 409A, then during the period of six months immediately following the Participant’s Separation from Service, the Participant shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Section 4980B of the Code, and the Company shall reimburse the Participant for any such payments on the first business day that is more than six months after the Participant’s Separation from Service.

ARTICLE V

EMPLOYERS

Any Subsidiary of the Company may become an Employer under the Plan if approved by the Company and such Subsidiary. Pursuant to Section 3.1, the provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary that becomes an Employer.

ARTICLE VI

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VII

DURATION, AMENDMENT AND TERMINATION

7.1 Duration. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for two years following such Change of Control, and shall then automatically terminate, provided, however, that all Participants who become entitled to any payments or benefits hereunder shall continue to receive such payments or benefits notwithstanding any termination of the Plan.

7.2 Amendment or Termination. The Continuing Directors may amend or terminate this Plan for any reason prior to the announcement of a Change of Control. In the event of a Change of Control, this Plan shall automatically terminate on the second anniversary of the date of the Change of Control, but may not be amended or terminated by either the Board or the Continuing Directors between the date of the announcement of a Change of Control and the second anniversary of the Change of Control.

7.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Continuing Directors in accordance with the foregoing shall be made by action of the Continuing Directors in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VIII

PLAN ADMINISTRATION

8.1 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Company’s officer with responsibility over Human Resources, who shall be the Plan Administrator. The Plan Administrator shall review and determine all claims for benefits under this Plan.

8.2 Claim Procedure.

(a) If an Employee or former Employee or his or her authorized representative (referred to in this Article VIII as a “claimant”) makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b) All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Swift Energy Company Change of Control Severance Plan
Swift Energy Company
16825 Northchase Dr, Suite 400
Houston, Texas 77060

The Plan Administrator shall have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(c) Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures.  Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed 90 days, after the claim is received by the Plan Administrator.

(d) Appeals.  From and after the date of the announcement of a Change of Control, there shall be an Appeals Committee for the purpose of appealing claims under this Plan.  Subsequent to the announcement of a Change of Control but before the actual occurrence of such Change of Control, the Appeals Committee shall comprise three individuals employed by the Company who serve as officers or managers and who are designated by the Chairman and Chief Executive Officer of the Company as members of the Appeals Committee.  After the occurrence of a Change of Control, the Appeals Committee shall comprise at least three individuals who (x) served as officers or managers of Swift Energy Company prior to the Change of Control, (y) remain employed by the Company or its successor after the Change of Control, and (z) are designated by the Chairman and Chief Executive Officer of the Company serving as such immediately prior to the announcement of a Change of Control, regardless of whether he is still employed by the Company or its successor at the time of appointment of the members of the Appeals Committee.  After a Change of Control, any claimant whose claim for benefits is denied in whole or in part may appeal, or his duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Swift Energy Company Change of Control Severance Plan
Swift Energy Company
16825 Northchase Dr, Suite 400
Houston, Texas 77060

The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.

(e) Review of Appeals. The Appeals Committee shall act upon each request for review within 60 days after receipt thereof. The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee shall have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.

(f) Decision on Appeals. The Appeals Committee shall give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502 (a). If the Appeals Committee has not rendered a decision on a request for review within 60 days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved. The Appeals Committee’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.

(g) Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment shall be made to the claimant in accordance with Section 4.8 or within 30 days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.

(h) Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

8.3 Arbitration. In the event that a Participant wishes to pursue any further claim for benefits under this Plan following the completion of the appeal process described in Section 8.2, the Participant must participate in arbitration in Houston, Texas, before a single arbitrator in accordance with the arbitration rules and procedures of the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes (the “Arbitration Process”); provided, however, that the arbitration will not be binding on the claimant and the claimant may seek legal or equitable remedies in court after the arbitrator has made a determination as to the claimant’s claim, if the claimant does not accept the arbitrator’s determination. The Arbitration Process shall be commenced by filing a demand for arbitration in accordance with the Arbitration Process within 18 months after the final notice of denial of the Participant’s appeal in accordance with Section 8.2. The arbitrator shall decide all issues relating to arbitrability and the arbitrator shall also decide all issues with respect to the payment of the costs of such arbitration, including attorneys’ fees and the arbitrator’s fees. Completion of the claims procedures described in this document will be a condition precedent to the commencement of any arbitration in connection with a claim for benefits under the Plan by a claimant or by any other person or entity claiming rights individually or through a claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

8.4 Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 8.2 and 8.3 of this Plan, including arbitration, will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant or by any other person or entity claiming rights individually or through a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

ARTICLE IX

MISCELLANEOUS

9.1 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of such Employer regarding termination of employment.

9.2 Confidential Information. During and after termination of employment by the Company, Employee agrees to maintain in a fiduciary capacity for the benefit of the Company the Confidential and agrees  (i) to prevent the disclosure to any third party of all such Confidential Information; (ii) not to use for Employee’s own benefit or for the benefit of another business any of the Company’s Confidential Information, and (iii) not to aid others in the use of such Confidential Information in competition with the Company or its Affiliates or Subsidiaries.  These obligations shall exist during and after any termination of employment by the Company; provided, however, that in no event shall an asserted violation of the provisions of this Section 9.2 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

9.3 Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

9.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

IN WITNESS WHEREOF, this Swift Energy Company Change of Control Severance Plan has been adopted Board of Directors of the Company as of the 28th day of October, 2008, to be effective as of the Effective Date set forth herein.

SWIFT ENERGY COMPANY

By:___s/b Terry E. Swift_____________________
Terry E. Swift
Chairman of the Board of Directors and
 Chief Executive Officer